                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant|_|

Check the appropriate box:

|X|  Preliminary Proxy Statement    |_| Confidential, For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                             TRANSMEDIA NETWORK INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

                              TABLE OF CONTENTS


                                                                            Page
                                                                            ----

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING...............................1
     Why Did You Send Me This Proxy Statement?.................................1
     How Many Votes Do I Have?.................................................1
     What Proposals Will Be Addressed At The Special Meeting?..................1
     How Do I Vote In Person?..................................................2
     Why Would The Special Meeting Be Postponed?...............................2
     How Do I Vote By Proxy?...................................................2
     May I Revoke My Proxy?....................................................3
     Where Are Transmedia's Principal Executive Offices?.......................3
     What Vote Is Required To Approve Each Proposal?...........................3
     Are There Any Dissenters' Rights Of Appraisal?............................4
     Who Bears The Cost Of Soliciting Proxies?.................................4

BACKGROUND.....................................................................4
     Introduction..............................................................4
     Rights Offering for Series A Preferred Stock..............................6
     Standby Commitment.......................................................10
     Increase in Samstock's Interest in Transmedia............................11
     Use of Proceeds..........................................................12
     Board of Directors' Review and Approval of the Financing Arrangements....12

PROPOSAL NO. 1: TO AMEND THE CERTIFICATE OF INCORPORATION.....................13
     Purpose of Request for Increase in Authorized Shares of Capital Stock....13
     Vote Required  ..........................................................14
     Board Recommendation.....................................................14

PROPOSAL NO. 2: TO APPROVE THE ISSUANCE OF WARRANTS ..........................15
     Vote Required for Approval of Proposal 2.................................15
     Board Recommendation.....................................................15

OTHER PROPOSED ACTION.........................................................16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...............................17

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON .....................21
     Director Relationships...................................................21
     The GAMI Loan ...........................................................21

     Standby Purchase Agreement...............................................21

INDEPENDENT ACCOUNTANTS.......................................................22

OTHER BUSINESS................................................................22

PROPOSALS OF STOCKHOLDERS.....................................................22

WHERE YOU CAN FIND MORE INFORMATION...........................................22

EXHIBIT A - CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF

INCORPORATION OF TRANSMEDIA NETWORK INC.......................................25

ATTACHMENT: PROXY CARD

                     [Letterhead of Transmedia Network Inc.]

FELLOW STOCKHOLDERS:

         Our Board of Directors has called a Special Meeting of Stockholders as described in the enclosed Notice of Special Meeting of Stockholders and Proxy Statement. The Special Meeting is being called so that our stockholders may consider and act upon certain matters that require their approval to enable Transmedia to raise additional capital through an offering to our stockholders, of a new class of convertible preferred stock. At the Special Meeting, our stockholders will be asked to approve (1) an amendment to our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 20,000,000 shares to 70,000,000 shares, and to increase the number of shares of preferred stock which we are authorized to issue from 1,000,000 shares to 20,000,000 shares, and (2) the issuance of five-year non-transferable warrants to purchase 1,000,000 shares of our common stock to Samstock, L.L.C.

         The Board of Directors has approved these proposals, and recommends that our stockholders vote for these proposals.

         I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope.

         To complete this vote, the Company will hold the Special Meeting of Stockholders at 10:00 a.m. (Eastern Standard Time) on [Day], [Month], [Date], 1999, at the ___________, ___________, ________, __________.

         On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                             YOUR VOTE IS IMPORTANT

         The approval of the proposals in our proxy statement are necessary comply with our obligations under our existing credit facilities.

         Please complete, date, sign and promptly return your proxy card in the enclosed envelope regardless of whether you plan to attend the Special Meeting.

                                                      Sincerely yours,


                                                      Gene M. Henderson
                                                      President and Chief
                                                      Executive Officer

                             TRANSMEDIA NETWORK INC.
                            11900 Biscayne Boulevard
                              Miami, Florida 33181

                              --------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                              --------------------

                                    Date: [ ]
                     Time: 10:00 a.m., Eastern Standard Time
                                   Place: [ ]

TO THE STOCKHOLDERS:

         At our Special Meeting we will ask you to:

         1. Approve an amendment to our Certificate of Incorporation, as amended to date, to increase the number of shares of common stock, par value $0.02 per share, which we are authorized to issue from 20,000,000 shares to 70,000,000 shares, and to increase the number of shares of preferred stock, par value $0.10 per share, which we are authorized to issue from 1,000,000 shares to 20,000,000 shares;

         2. Approve the issuance of five-year non-transferable warrants to purchase 1,000,000 shares of our common stock to Samstock, L.L.C.;

         3. Vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

         If you were a stockholder of record at the close of business on ______ __, 1999, you may vote at the Special Meeting.

         A list of our stockholders as of the close of business on _______ ___, 1999 will be available for inspection by you during normal business hours from 10:00 a.m., ________ __, 1999 through 5:00 p.m., _______ ___, 1999 at
_____________ ________________.

                                             By Order of the Board of Directors,


                                             KATHRYN M. FERARA
                                             Secretary

Miami, Florida
__________ ___, 1999


                             YOUR VOTE IS IMPORTANT

         In order to ensure your representation at the Special Meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

                             TRANSMEDIA NETWORK INC.

                      ------------------------------------
                                 PROXY STATEMENT
                      ------------------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                         to be held on _______ __, 1999

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

         We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Transmedia Network Inc., a Delaware corporation, is soliciting your proxy vote at a Special Meeting of Stockholders. This proxy statement summarizes the information you need to know to vote at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card.

How Many Votes Do I Have?

         We will be sending this proxy statement, the attached Notice of Special Meeting and the enclosed proxy card on or about _____ __, 1999. Stockholders who owned our common stock at the close of business on ____ __, 1999 (the "Record Date") are entitled to one vote for each share of common stock they held on that date, on all matters properly brought before the Special Meeting. The total number of shares and the total votes at the Special Meeting is [Number].

What Proposals Will Be Addressed At The Special Meeting?

         We will address the following proposals at the Special Meeting:

1. The amendment of our Certificate of Incorporation, as amended to date, to increase the number of shares of common stock, par value $0.02 per share, which we are authorized to issue from 20,000,000 shares to 70,000,000 shares and to increase the number of shares of preferred stock, par value $0.10 per share, which we are authorized to issue from 1,000,000 shares to 20,000,000 shares.

2. The approval of the issuance of five-year warrants to purchase up to 1,000,000 shares of our common stock, with an exercise price per share equal to the average closing price per share of the common stock for the 20 days preceding the closing of a rights offering, to Samstock, L.L.C. ("Samstock") in consideration of certain financing arrangements, contingent upon stockholder approval of Proposal 1.

3. The transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.

How Do I Vote In Person?

         If you plan to attend the Special Meeting at 10:00 a.m. [Eastern Standard Time] in [City], [State] on [Day], [Date], or a later date due to postponement, and vote in person, we will provide you with a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

Why Would The Special Meeting Be Postponed?

         The Special Meeting will be postponed if a quorum is not present on [Date]. If more than half of all shares of stock entitled to vote at the Special Meeting are present in person or by proxy, a quorum will be present and business can be transacted at the Special Meeting. If a quorum is not present, the Special Meeting may be postponed to a later date when a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but are not counted as affirmative votes for purposes of determining whether a proposal has been approved.

         In addition, if sufficient votes rendered in person or by proxy in favor of any one of the proposals set forth in this proxy statement are not received on the date of, or prior to the conclusion of, the Special Meeting, we may, in our sole discretion, propose one or more adjournments of the Special Meeting to permit us to solicit more proxies. Any such adjournment will require the affirmative vote of the holders of a majority of common stock present in person or by proxy at the Special Meeting.

How Do I Vote By Proxy?

         Whether you plan to attend the Special Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your ability to attend the Special Meeting and vote.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card, but do not make specific choices, your proxy will vote your shares as recommended by the Board as Directors as follows:

         o FOR the approval of an amendment to our Certificate of Incorporation, as amended to date, to increase the number of shares of common stock which the Company is authorized to issue from 20,000,000 shares to 70,000,000 shares and to increase the number of shares of preferred stock which the Company is authorized to issue from 1,000,000 shares to 20,000,000 shares.

         o FOR the approval of the issuance of warrants to purchase up to 1,000,000 shares of our common stock, with an exercise price per share equal to the average closing price per share of the common stock for the 20 days preceding the closing of a rights offering, to Samstock.

May I Revoke My Proxy?

         If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

         o    You may send in another proxy with a later date.

         o You may notify us in writing (by you or your attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation), at our principal executive offices before the Special Meeting, that you have revoked your proxy.

         o    You may vote in person at the Special Meeting.

Where Are Transmedia's Principal Executive Offices?

         Our principal executive offices are located at 11900 Biscayne Boulevard, Miami, Florida 33181.

What Vote Is Required To Approve Each Proposal?

         Proposal 1: To amend our Certificate of Incorporation, as amended to date, to increase the number of shares of common stock which the Company is authorized to issue from 20,000,000 shares to 70,000,000 shares and to increase the number of shares of preferred stock which the Company is authorized to issue from 1,000,000 shares to 20,000,000 shares.

         The affirmative vote of the holders of a majority of the shares of common stock outstanding on the Record Date and entitled to vote will be required to approve the amendment to our Certificate of Incorporation. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal.

         Proposal 2: The approval of the issuance of warrants to purchase up to 1,000,000 shares of our common stock, with an exercise price per share equal to the average closing price per share of the common stock for the 20 days preceding the closing of a rights offering, to Samstock.

         Proposal 2 must be approved by a majority of the votes cast on the proposal, provided that the total votes cast represent more than 50% of all common stock outstanding on the Record Date and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect, other than to render more difficult obtaining votes constituting 50% of all common stock outstanding on the Record Date.

         Any other matter will be approved by a majority of the votes cast, except as may otherwise be provided in our Certificate of Incorporation or By-laws, by the rules of the New York Stock Exchange or by the General Corporation Law of the State of Delaware. Abstentions and broker non-votes will have no effect with respect to any other matter.

Are There Any Dissenters' Rights Of Appraisal?

         The Board of Directors has not proposed any action for which the laws of the State of Delaware, the Certificate of Incorporation or By-laws of Transmedia provide a right to stockholders to dissent and obtain payment for their shares.

Who Bears The Cost Of Soliciting Proxies?

         We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for those expenses involved in forwarding proxy materials to beneficial owners and soliciting their execution. We have made arrangements with brokers and other custodians, nominees and fiduciaries to send proxies and the proxy materials to their principals. We have engaged the firm Georgeson & Company to assist us in the distribution and solicitation of proxies and have agreed to pay a fee of $ _______ plus out-of-pocket costs and expenses for these services.

                                   BACKGROUND

Introduction

         Over the past year, we have continued to expend significant amounts of cash in support of our operations and to fund an expanded marketing campaign related to new member solicitations. We also made a major investment in the acquisition of the Dining A La Card program. The proposals before you are being made to enable Transmedia to raise the capital it needs to comply with its financial covenants under certain financing arrangements and fund its future working capital requirements. In particular, the amendments to our certificate of incorporation, if approved, will provide us with the ability to raise additional funds, if needed, from time to time through the issuance of our equity securities.

         A principal requirement for additional funding was to complete in June 1999 the purchase from SignatureCard, Inc., a subsidiary of Montgomery Ward & Co., Incorporated, of assets related to a discount dining membership program SignatureCard operated under the Dining A La Card trade name and service mark. While Transmedia cardmembers receive distinctive Transmedia cards which they present to participating merchants, members of the Dining A La Card program register one of their nationally known credit cards with the program and use this registered credit card at restaurants participating in the Dining A La Card program. The assets acquired included various intellectual property rights and computer software, membership and merchant data, rights-to-receive and, most significantly, a registered card platform, among other things. As consideration for the assets, we (1) paid SignatureCard $35,000,000 in cash at closing (representing the estimated amount of the cash funded by SignatureCard for certain "qualified" rights-to-receive from merchants participating in the Dining A La Card program), (2) issued to SignatureCard 400,000 shares of our common stock and (3) issued to SignatureCard a three-year option to purchase an additional 400,000 shares of our common stock at a price of $4.00 per share. In addition, during the two-year period following the closing, we have agreed to share with SignatureCard certain amounts received in excess of the amount funded at closing in respect of "non-qualified" rights-to-receive. SignatureCard may, at any time between January 1, 2000 and June 30, 2002, require us to repurchase all or part of the 400,000 shares we issued at the closing at a price of $8.00 per share. In connection with this acquisition, we paid a fee for transaction advisory services to Equity Group Investments, L.L.C., an affiliate of Samstock ("Equity Group"), of $386,000.

         To finance this acquisition, we obtained a $35 million senior secured revolving bridge loan from The Chase Manhattan Bank (of which $29 million was drawn down at the closing of the Dining A La Card acquisition) and a $10 million term loan from GAMI Investments, Inc., an affiliate of Samstock, which is unsecured and subordinated to the Chase bridge loan. The Chase bridge loan accrues interest, at our election, at either (1) one month LIBOR plus 1.25% or
(2) the greater of the prime rate (as announced by Chase in New York, New York) plus 0.25% or the federal funds effective rate plus 1.75%. It is payable on December 30, 1999 or upon the earlier effectiveness of a securitization facility of the Dining A La Card rights-to-receive. The Chase bridge loan is secured by liens on substantially all of our assets (including those purchased in the acquisition), as well as the stock of our three principal subsidiaries:
Transmedia Restaurant Company Inc., Transmedia Service Company Inc. and TMNI International Incorporated, but excluding those assets of ours that are subject to an existing securitization facility. The agreement contains customary events of default, as well a cross default to all other material indebtedness, including our existing securitization facility and the GAMI loan. We intend to replace the bridge loan with a securitization facility of the Dining A La Card rights-to-receive to be arranged through Chase.

         The GAMI loan bears interest at the prime rate (as announced by Chase in New York, New York) plus 4%, and is payable on December 30, 1999 or upon the earlier closing of a rights offering. The terms of the GAMI loan agreement require us to conduct a rights offering of a new series of preferred stock and to use the proceeds to repay all outstanding amounts under this loan. As described below, Samstock has agreed to act as a standby purchaser in connection with the rights offering whereby, after exercising its initial rights and any additional subscription privileges, it will purchase any shares not otherwise subscribed for by our other stockholders.

         The terms of this loan required us to pay to GAMI at the loan closing a cash fee of $500,000, which is reimbursable to us upon the completion of the rights offering and the issuance to Samstock of warrants to purchase 1,000,000 shares of our common stock in consideration of its obligation to act as a standby purchaser (as described below) and of GAMI's provision of the loan. If the rights offering is not consummated or the warrants are not issued for any reason (including the failure of stockholders to approve Proposals 1 and 2), we are required to pay GAMI an additional $500,000 fee.

         The failure to meet certain requirements relating to the rights offering (including the failure of stockholders to approve Proposals 1 and 2) would also constitute a default under the GAMI loan and would enable GAMI to accelerate all amounts due. In such event, various standstill covenants binding Samstock and its affiliates (which currently prohibit Samstock and its affiliates, subject to certain limitations, from acquiring additional securities of Transmedia, soliciting proxies in opposition to the recommendation of a majority of our disinterested directors, forming "groups" for the purpose of acquiring, voting or disposing of our voting securities, or soliciting bidders for Transmedia, among other things, until March 2003) would automatically terminate, and Samstock would have the right to designate additional directors to our Board of Directors so that the total number of Samstock designees on our Board would constitute a majority. In addition, the declaration of a default under the GAMI loan would trigger a default under the Chase bridge loan and under our existing securitization facility.

Rights Offering for Series A Preferred Stock

         Generally. The GAMI loan agreement obligates us to conduct a $10,000,000 rights offering for [Number] shares of a newly created Series A preferred stock. Under the offering, we will distribute to each record holder of common stock, free of charge, non-transferable rights to purchase one Series A preferred share for every [Number] shares of common stock held as of the record date for the rights offering (the "basic subscription privilege"). Each share of Series A preferred stock may be purchased for $[Number]. Each stockholder who exercises his, her or its basic subscription privilege in full will also have the right to subscribe for and purchase his, her or its pro rata share of all shares not otherwise subscribed for by our other stockholders (the "oversubscription privilege"). Samstock has agreed to exercise its basic subscription privilege in full and to purchase additional Series A preferred shares to the extent there are any unexercised rights. The offering will remain open until __________, unless we elect to extend it. No partial or fractional rights will be issued or exercisable and no partial or fractional shares of the Series A Preferred Stock will be issued.

          On August 10, 1999, we filed a registration statement to register the rights, the Series A preferred shares, and the common stock into which the Series A preferred shares will be convertible. We will commence the offering as soon as practicable after the Securities and Exchange

Commission (the "SEC") declares the registration statement effective. The registration is subject to SEC review and comment; therefore, the time of the commencement of the rights offering cannot be determined at this time. This solicitation is not an offer to sell the Series A preferred shares nor a solicitation to buy Series A preferred shares. The offering will be made only by means of a prospectus, which is a part of our registration statement. We anticipate that the Series A preferred shares will be registered and listed for trading on the New York Stock Exchange under the symbol "TMNPrA."

         Preferred Stock. The Board of Directors has the authority, within the limitations and restrictions stated in our Certificate of Incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including the powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereon. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or any series thereof, unless a vote of those holders is required pursuant to the resolutions establishing the series of preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

         Series A Preferred Shares. The shares designated as Series A preferred shares will be senior convertible redeemable preferred stock.

         Dividends. The Series A preferred shares shall be entitled to receive, when, as and if declared by the Board of Directors and to the extent of funds legally available for the payment of dividends, cash dividends per share at the rate of $_____ per annum [insert number equal to 12% of liquidation preference], at least $_____ [insert number equal to 6% of liquidation preference] of which is payable quarterly in arrears on the first business day of January, April, July and October ("current dividends"). Dividends in the amount of $_____ per share [insert number equal to 6% of liquidation preference] shall not be payable currently but shall be deferred, accrue and be payable upon a conversion, redemption or liquidation, dissolution or winding up of Transmedia ("deferred dividends"). Transmedia, however, may choose to pay any or all deferred dividends currently. Dividends shall accrue from and including the issue date to and including the date on which the preferred stock is redeemed or converted or on which the liquidation preference is paid thereon. To the extent not paid, current and deferred dividends will be cumulative. The Series A preferred shares will be entitled to receive cash dividends on an as-converted basis equal to the common stock (without payment for fractional shares of common stock), if dividends are paid on common stock.

          If Transmedia defaults in its obligation to pay any portion of current dividends when due (such portion, a "past due current dividend"), the holders shall be entitled to receive, when, as and if declared by the Board of Directors and to the extent funds are legally available for the payment of dividends, an additional dividend per share ("additional dividends") at an annual rate equal to the per share amount of the past due current dividend, multiplied by the prime rate of interest plus 6% for the first 90 days of the default, increasing by an additional 1/2% at the beginning of each subsequent 90 day period up to a maximum rate of prime plus 7 1/2% per annum. All additional dividends shall be cumulative from the dividend payment date on which the default giving rise to a past due current dividend had occurred.

         Conversion. Each whole share of Series A preferred stock is convertible into common stock at any time at the option of the holder and, at any time after the third anniversary of the closing of the rights offering (upon satisfaction of certain conditions), at our option. The number of shares of common stock issuable upon any conversion will be determined by dividing the sum of $_______ [Note: insert liquidation preference], plus accrued but unpaid current, additional (if any) and deferred dividends by the Series A conversion price then in effect. The conversion price will initially be fixed at $_____ [Note: insert liquidation preference], but is subject to adjustment on customary terms to avoid dilution in the event of a merger, stock split, recapitalization or other similar event or an issuance of common stock below the conversion price then in effect.

         We will have the right to effect a conversion if (1) the closing price of the common stock at any time after such third anniversary exceeds $_______ [Insert number equal to 2x liquidation preference], plus accrued and unpaid current, additional (if any) and deferred dividends, for 30 consecutive days, or
(2) we consummate an underwritten public offering of our equity securities which results in gross proceeds to Transmedia or selling stockholders of at least $20 million and either the price to public of the securities sold or the average of the high and low sales price of our common stock on the date of the closing of the public offering is not less than the conversion price then in effect, provided that we effect the conversion within 90 days thereafter. Holders of a majority of the outstanding Series A preferred shares also will have the right to require us to convert all outstanding Series A preferred shares at any time following the closing of the rights offering.

         Voting. The Series A preferred shares will vote along with the common stock, on all matters which are submitted to a vote of the stockholders on the basis of one vote for each Series A preferred share held of record by the holders. In addition, if and whenever current dividends payable on the Series A preferred shares are in arrears and unpaid in an aggregate amount equal to or exceeding the amount of current dividends due and payable thereon for six (6) quarterly dividend periods (consecutive or otherwise), then the number of directors constituting the Board of Directors shall be increased by two, and the Series A preferred shares, voting as a class, will have the right to elect two directors to fill the newly-created directorships. The right to elect directors will remain in effect until all cumulative current dividends and all additional dividends with respect to the current dividends have been paid in full.

         Subordination. Upon a liquidation, dissolution or winding up of Transmedia, the holders of Series A preferred shares would be entitled to receive, in cash, a sum per share equal to $_____ [insert liquidation preference] plus all accrued but unpaid current dividends, additional dividends and deferred dividends thereon, before any amounts are paid to holders of common stock. If amounts available for distribution to stockholders are insufficient to permit payment to all holders of Series A preferred shares of this preferential amount, then Transmedia's entire funds available to holders of Series A preferred shares will be distributed ratably among the holders in proportion to the number of Series A preferred shares owned. Upon liquidation (other than a "deemed liquidation event" described below), after payment of the amount described above, any additional amounts available for distribution will be distributed among the holders of the Series A preferred shares and common stock pro rata on an as-converted basis.

         If Transmedia consolidates or merges into another entity, if Transmedia sells or transfers all or substantially all of our assets, or if a majority of our outstanding stock is sold, resulting in stockholders immediately prior to the sale owning less than 50% of our voting securities, Transmedia will treat that event as a liquidation, dissolution or winding up (a "deemed liquidation event"), unless the transaction is approved by the holders of majority of the then outstanding Series A preferred shares. From and after the date of a deemed liquidation, all rights of the holders of Series A preferred shares, as such, will cease and terminate, and each Series A preferred share shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange for the share other than the right to receive payment of the preferential amount described above.

         Redemption. Beginning on the fifth anniversary of the closing of the rights offering, (1) and terminating ninety (90) days thereafter, each holder of Series A preferred shares may cause Transmedia to redeem all, but not less than all, of the Series A preferred shares then held by the holder, or (2) Transmedia may elect to redeem all of the Series A preferred shares then outstanding, in each case at a redemption price per share equal to $_____ [insert liquidation preference] plus all accrued but unpaid current dividends, additional dividends and deferred dividends thereon (the "redemption price"). In either case, however, we may choose to effect the redemption in one-third increments ratably during the fifth, sixth and seventh years following the closing of the rights offering, subject to the holders' prior right of conversion. In the event that we do not have sufficient funds legally available to redeem the total number of shares requested or required to be redeemed, we will use those funds which are legally available to redeem the maximum number of shares, ratably, (1) among the holders then requesting redemption (in the event of a redemption at a holder's election) or (2) among all holders (in the event of a redemption at our election). If Transmedia defaults in its obligation to redeem any shares required to be redeemed on a redemption date ("defaulted shares"), then (1) for purposes of calculating the redemption price applicable to the defaulted shares, the dividend rate shall be deemed increased to the prime rate then in effect (as announced by The Chase Manhattan Bank) plus 6% for the first 90 days of the default, increasing by an additional 1/2% at the beginning of each 90-day period thereafter up to a maximum rate of the prime rate then in effect plus 7 1/2% per annum, and (2) the conversion price applicable to the defaulted shares shall be reduced by 50% of the conversion price then in effect, until the defaulted shares are redeemed.

Standby Commitment

         Generally. In connection with the rights offering, Samstock has agreed to act as a standby purchaser to ensure that $10.0 million in proceeds are raised. Transmedia is required to use all proceeds of the offering to repay the outstanding principal amount of the GAMI loan. See "Use of Proceeds" below. Under the agreement, Samstock is obligated to exercise its basic subscription privilege in full and to purchase, at the subscription price, all Series A preferred shares offered pursuant to the rights offering which are not subscribed for by other stockholders (including pursuant to any overscription privilege).

         The obligation of Samstock to effect the foregoing purchases is subject to various conditions, including (1) approval by you, our stockholders, of Proposals 1 and 2, (2) the expiration or termination of any required waiting period applicable to the transactions contemplated by the standby purchase agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and
(3) the accuracy and completeness of Transmedia's representations and warranties contained in the agreement, among others.

         The number of Series A preferred shares Samstock will be obligated to purchase will depend upon the number of rights which remain unexercised upon expiration of the exercise period of the rights. As of the date of this mailing, we cannot determine the exact number of shares Samstock will be required to purchase under the standby purchase agreement. If the number of Series A preferred shares Samstock purchases under its standby commitment (other than pursuant to its basic subscription privilege and its obligation to purchase shares not subscribed for by EGI-Transmedia Investors, L.L.C. or its members pursuant to its or their basic subscription privileges) exceeds 25% of the amount issued as of the closing of the rights offering, then Samstock shall have the right to designate an additional member to Transmedia's Board of Directors. Seven members currently comprise our Board of Directors, two of whom have been designated by Samstock. See " --Increase in Samstock's Interest in Transmedia" below.

         Fee. In consideration of Samstock's commitment under the standby purchase agreement and of the provision of the $10 million loan by GAMI, Transmedia has agreed to issue to Samstock a non-transferable five-year warrant to purchase 1,000,000 shares of our common stock. The exercise price per share of the warrant will be equal to the average of the closing price of the common stock for the 20 trading days preceding the closing of the rights offering. Samstock will have the right to require Transmedia to register for resale the Series A preferred shares acquired by it under its standby commitment, the shares of common stock into which the Series A preferred shares are convertible, and the shares of common stock for which the warrants are exercisable. If Proposals 1 and 2 are not approved, we will (1) withdraw the rights offering,
(2) not issue the warrant, and (3) be required to make additional cash payments to GAMI under the GAMI loan. In addition, if Proposals 1 and 2 are not approved, we will be in default under the GAMI loan, the Chase bridge facility and, upon a declaration of acceleration of indebtedness due under either the GAMI loan or the Chase bridge facility, our existing securitization facility. See "Introduction" above.

Increase in Samstock's Interest in Transmedia

         As of July 30, 1999, Samstock and its affiliates beneficially held in aggregate 4,656,285 shares of our common stock, representing approximately 32.3% of our common stock outstanding. Of this amount, 2,106,695 shares were owned by Samstock and its affiliate, EGI-Transmedia Investors, L.L.C. ("EGI-TNI"), 905,049 shares were issuable upon the exercise of warrants held by Samstock and EGI-TNI, 1,478,314 shares were held by others but were subject to voting and disposition restrictions in favor of Samstock and 166,227 shares were issuable upon exercise of warrants held by others but would be, if exercised, the subject of voting and disposition restrictions in favor of Samstock. If Samstock exercises its basic subscription privilege and also purchases the number of shares for which EGI-TNI or its members are permitted but fail to subscribe, and Samstock is not required to purchase any additional Series A preferred shares, it and its affiliates would beneficially own [___________] shares of common stock, or [__]% of the total common stock outstanding, after giving effect to
(1) the immediate conversion of the Series A preferred shares into common stock, and (2) the issuance to Samstock of a warrant to purchase 1,000,000 shares of our common stock in consideration of its entering into the standby purchase agreement and of the provision by GAMI of the loan. If no other stockholders validly subscribe for and purchase Series A preferred shares pursuant to the rights offering, however, Samstock would be required to purchase all of the shares offered. In such event, Samstock and its affiliates would beneficially own [_________] shares of common stock, or [___]% of the total common stock outstanding, after giving effect to (1) the immediate conversion of the Series A preferred shares into common stock, and (2) the issuance to Samstock of the aforementioned warrants.

         The holders of a majority of the outstanding Series A preferred shares offered pursuant to the rights offering will have the right to require Transmedia to convert all outstanding Series A preferred shares at any time following the closing of the offering. If Samstock, either pursuant to the exercise of its subscription privileges or pursuant to its standby commitment, acquires a majority of the Series A preferred shares, it would be able to require conversion of the entire Series in its discretion.

         In addition, Samstock and its affiliates have various rights to designate members to our Board of Directors. If Samstock were required to purchase more than 25% of the number of Series A preferred shares issued upon exercise of rights (other than pursuant to its basic subscription privilege and its obligation to purchase shares not subscribed for by EGI-TNI or its members pursuant to its or their basic subscription privileges), it will be entitled to designate an additional member to Transmedia's Board of Directors, and thereby increase the size of the Board. In addition, upon an event of default under the GAMI loan agreement, various standstill covenants binding Samstock and its affiliates (which currently prohibit Samstock and its affiliates, subject to certain limitations, from acquiring additional securities of Transmedia (other than in connection with the rights offering), soliciting proxies in opposition to the recommendation of a majority of our disinterested directors, forming "groups" for the purpose of acquiring, voting or disposing of our voting securities, or soliciting bidders for Transmedia, among other things, until March 2003) would automatically terminate, and Samstock would have the right to designate additional directors to our Board so that the total number of Samstock designees on our Board would constitute a majority. Furthermore, upon certain defaults in the payment of dividends, our Board of Directors will be increased by two members and the Series A preferred stock, as a class, will have the right to elect two directors to fill the newly-created directorships.

Use of Proceeds

         The proceeds from the rights offering will be used to repay the $10 million we borrowed under the GAMI loan.

Board of Directors' Review and Approval of the Financing Arrangements

         The Board considered the terms of the transactions at two meetings held on May 24, 1999 and June 25, 1999. Those terms, substantially in the form currently proposed, were approved on June 25, 1999 by a vote of four to one, with Mr. Gardner voting against approval and Messrs. Dammeyer and Handy abstaining due to their association with Equity Group.

                                 PROPOSAL NO. 1:

                    TO AMEND THE CERTIFICATE OF INCORPORATION

         In order to permit future capital raising activities and allow for the financing arrangements, the Board of Directors recommends increasing the authorized common stock from 20,000,000 shares to 70,000,000 shares and increasing the authorized preferred stock from 1,000,000 shares to 20,000,000 shares. The 21,000,000 shares of capital stock currently authorized are not sufficient to allow the issuance or conversion of the Series A preferred shares to be offered under the rights offering or to satisfy our future capital raising requirements. The proposed amendment to our Certificate of Incorporation is attached to this Proxy Statement as Exhibit A.

Purpose of Request for Increase in Authorized Shares of Capital Stock

         We have issued 500,000 shares of common stock and various options and warrants that may be exercised for, or converted into, shares of common stock in the future. As of the Record Date, we have reserved for issuance in the future an additional [_______] shares of common stock, as follows:

Why Common Stock Would Be Issued                                          Common Stock Issuable
--------------------------------                                          ---------------------
Exercise of 1,200,000 warrants outstanding                                            1,200,000
Exercise of additional Samstock warrants (contingent on approval                      1,000,000
of Proposals 1 and 2)
Exercise of outstanding SignatureCard option                                            400,000
Conversion of Series A preferred shares                                      [to be determined]
Exercise of outstanding employee stock options                                        1,606,093*
-----------------------------------------------------------------------------------------------
                                      Total                                                 [ ]

*  Includes vested and unvested options as of July 30, 1999.

         If Proposal 1 is approved, the Board of Directors may, at any time, issue additional shares of common stock or preferred stock without any further action or authorization by stockholders, unless applicable laws or regulations would require approval.

         Other than disclosed in this Proxy Statement, there are no present plans, agreements or undertakings with respect to our issuance of any shares of capital stock or related convertible securities. The issuance of any such securities by us, however, could have anti-takeover effects insofar as such securities could be used as a method of discouraging, delaying or preventing a change in our control.

Vote Required

         The affirmative vote constituting a majority of the shares of outstanding common stock on the Record Date and entitled to vote will be required to approve the amendment to our ertificate of Incorporation. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this proposal.

         If Proposal 1 is not approved by stockholders, Proposal 2 will NOT be presented to or voted upon by the stockholders at the Special Meeting and the Special Meeting may be adjourned to a later date.

Board Recommendation

         The Board of Directors recommends a vote FOR the approval of Proposal 1.

                                 PROPOSAL NO. 2:

                       TO APPROVE THE ISSUANCE OF WARRANTS

         Subject to receipt of stockholder approval, Transmedia is obligated to issue to Samstock warrants to purchase 1,000,000 shares of common stock in consideration of the GAMI loan and Samstock's standby commitment in connection with the rights offering. All of the aforementioned warrants will contain restrictions on transfer and customary anti-dilution provisions for stock splits or other recapitalizations.

         Since the full exercise of the 1,000,000 warrants would result in the issuance by us of approximately 7% of the common stock outstanding as of July 30, 1999, as required by the rules of the New York Stock Exchange, the stockholders must vote in favor of this Proposal 2 in order for the shares of common stock underlying the warrants to be approved for listing on the New York Stock Exchange.

Vote Required for Approval of Proposal 2

         Proposal 2 must be approved by a majority of the votes cast on the proposal, provided that the total vote cast represents over 50% of all common stock outstanding on the Record Date and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect, other than to render more difficult obtaining votes constituting 50% of all common stock outstanding on the Record Date.

Board Recommendation

         The Board of Directors recommends a vote FOR the approval of Proposal 2.

                              OTHER PROPOSED ACTION

         The Board of Directors does not intend to bring any other matters before the Special Meeting, nor does the Board know of any other matters that others intend to bring before the Special Meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the Special Meeting, the persons named in the accompanying proxy card will vote thereon in accordance with the recommendation of the Board of Directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the beneficial ownership of common stock of Transmedia as of July 30, 1999, by (i) each director, (ii) each of the Chief Executive Officer and the other four most highly compensated executive officers during the fiscal year ending September 30, 1998, (iii) all directors and executive officers as a group (who were either directors or officers during the fiscal year ending September 30, 1998) and (iv) to our knowledge, beneficial owners of more than 5% of its common stock.


                                                                          Options and
                                                       Amount of           Warrants
                                                      Common Stock        Exercisable                      Percent
                                                      Beneficially          Within                           of
Name and Address                                         Owned              60 Days          Total          Class
----------------                                         ------            --------          -----         ------
Melvin Chasen....................................       1,040,009             --        1,040,009(1)(2)     7.79%
     c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181

Samstock, L.L.C.,................................       1,784,636           905,049     4,656,285(2)(3)    32.28%
EGI-Transmedia Investors, L.L.C., and                     322,059             --
Halmostock Limited Partnership                            438,305           166,227
     (see footnote 3 for addresses)

Pioneering Investment Management Inc.............       1,286,000             --          1,286,000(4)      9.63%
     60 State Street
     Boston, MA  02109

SignatureCard, Inc. .............................         400,000           400,000        800,000(5)       5.82%
     200 North Martingale Road
     Schaumberg, IL 60173-2096

F. Philip Handy .................................           1,000            61,470        62,470(6)          *
     c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181

Gene M. Henderson................................         100,000             --           100,000(7)         *
     c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181

Jack Africk .....................................          63,695            29,000        92,695(8)          *
     c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181


                                                                          Options and
                                                       Amount of           Warrants
                                                      Common Stock        Exercisable                      Percent
                                                      Beneficially          Within                           of
Name and Address                                         Owned              60 Days          Total          Class
----------------                                         ------            --------          -----         ------

James M. Callaghan...............................        85,662             169,375        255,037(9)       1.89%
     c/o Transmedia Network Inc.
     750 Lexington Avenue
     New York, NY  10022

Rod F. Dammeyer.................................             --               5,000          5,000(10)        *
     c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181

Paul A. Ficalora.................................       186,035              32,500        218,535(11)      1.63%
     c/o Transmedia Network Inc.
     750 Lexington Avenue
     New York, NY  10022

Herbert M. Gardner...............................       294,401               29,000        323,401(12)      2.42%
     c/o Transmedia Network Inc.
     750 Lexington Avenue
     New York, NY  10022

Stephen E. Lerch.................................            --              21,250         21,250(13)        *
      c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181

George S. Wiedemann..............................         1,000              25,000          26,000(14)       *
     c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181

Lester Wunderman.................................        26,000              50,000          76,000(15)       *
     c/o Transmedia Network Inc.
     11900 Biscayne Boulevard
     Miami, FL  33181

All directors and executive officers as a group
 (13 persons)..........................                 757,793             450,220       1,208,013         8.75%


-------------------
 *   Represents less than 1%.

(1) Includes for Mr. Chasen (i) 605,131 shares held by Melvin Chasen, (ii) 234,100 shares held by a family partnership jointly controlled by Melvin Chasen and Iris Chasen, and (iii) 200,778 shares held by Iris Chasen, the wife of Mr. Chasen. Mr. Chasen disclaims beneficial ownership of 200,778 shares held by Iris Chasen. Pursuant to an Amended and Restated Agreement Among Stockholders (the "Agreement Among Stockholders"), dated as of March 3, 1998, among Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Melvin Chasen and Iris Chasen, and Transmedia, the Chasens' beneficially owned shares are subject to shared voting and disposition power with Samstock, L.L.C. and EGI-Transmedia Investors, L.L.C., which are affiliates of Equity Group. The Agreement Among Stockholders will terminate if Equity Group and its affiliates cease to own 5% in the aggregate of Transmedia's voting securities.

(2) Includes 1,040,009 shares which are beneficially owned by Melvin Chasen and Iris Chasen, but which are subject to the voting and disposition restrictions contained in the Agreement Among Stockholders.

(3)    Based in part: (i) upon information set forth in Amendment No. 1 to the
       Schedule 13D filed on March 4, 1998 by Samstock, L.L.C., (ii) upon other information available to the Company, and (iii) on a Stockholders' Agreement (the "Stockholders' Agreement"), dated as of March 3, 1998, among the referenced entities. According to the Stockholders' Agreement, Halmostock Limited Partnership and its affiliates appointed Samstock, L.L.C. and/or EGI-Transmedia Investors, L.L.C. its true and lawful attorney and proxy, during the period of such Stockholders' Agreement, to appear for, represent, and vote the shares held by each of them. The warrants held by each of them are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and expire in March 2003. In addition, Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Halmostock Limited Partnership and Transmedia entered into an Investment Agreement in March 1998, whereby they agreed on (1) certain voting arrangements for the nomination for election of directors, (2) limitations on their future acquisition of voting securities in Transmedia for five years, and (3) engaging in certain proxy solicitations and other specified actions for five years unless approved by a majority of the "disinterested directors." The Investment Agreement will terminate if they and their affiliates cease to collectively own 5% of the voting securities of Transmedia. The addresses for these entities are as follows: Samstock, L.L.C. and EGI-Transmedia Investors, L.L.C., each at Two North Riverside Plaza, Chicago, Illinois 60606; Halmostock Limited Partnership, at 21 W. Las Olas Boulevard, Fort Lauderdale, Florida 33301. The Stockholders' Agreement will terminate if Equity Group and its affiliates cease to own in the aggregate at least 5% of Transmedia's voting securities outstanding.

(4) Based on Amendment No. 1 to Schedule 13G filed on January 14, 1999 by Pioneering Investment Management Inc.

(5) Includes for SignatureCard, Inc. (i) 400,000 shares beneficially owned by SignatureCard, Inc. and (ii) a three year option to purchase 400,000 shares at an exercise price of $4.00 per share. The option is not exercisable until October 1999 and expires in June 2002.

(6)    Includes for Mr. Handy (i) 1,000 shares beneficially owned by Mr. Handy,
       (ii) options to purchase 5,000 shares of common stock at an exercise price of $5.8750 per share, which options were granted under the 1996 Plan and expire in March 2008 and (3) warrants to purchase 56,470 shares of common stock, which are exercisable in equal parts at $6.00 per share, $7.00 per share and $8.00 per share and which expire in March 2003.

(7) Includes for Mr. Henderson (i) 100,000 shares beneficially owned by Mr. Henderson, (ii) options to purchase 250,000 shares at an exercise price of $2.00 per share, which were granted under the 1996 Plan and expire in October 2008 and (iii) options to purchase 100,000 shares at an exercise price of $2.375 per share, which were granted under the 1996 Plan and expire in October 2008. These options vest ratably over four years from the date of the grant, subject to accelerated vesting upon a certain specified closing price over 20 consecutive trading days of the common stock. None of these options are exercisable within 60 days of July 30, 1999.

(8) Includes for Mr. Africk (i) 63,695 shares beneficially owned by a family corporation for which Mr. Africk exercises voting and investment authority, (ii) options to purchase 7,500 shares of common stock at an exercise price of $15.00 per share, which options were granted under the 1987 Stock Option and Rights Plan, as amended (the "1987 Plan"), and expire in March 2004, (iii) options to purchase 5,000 shares of common stock at an exercise price of $12.25 per share, which options were granted under the 1987 Plan and expire in March 2005, (iv) options to purchase 5,000 shares of common stock at an exercise price of $7.875 per share, which options were granted under the 1996 Plan and expire in March 2006, (v) options to purchase 5,500 shares of common stock at an exercise price of $4.3750 per share, which options were granted under the 1996 Plan and expire in June 2007, and (vi) options to purchase 6,000 shares of common stock at an exercise price of $5.8750 per share, which options were granted under the 1996 Plan and expire in March 2008. All of these options are presently exercisable.

(9) Includes for Mr. Callaghan (i) 26,537 shares held in Mr. Callaghan's Individual Retirement Account, (ii) options to purchase 84,375 shares of common stock at an exercise price of $4.8333 per share, which options were granted under the 1987 Plan and expire in May 2002, (iii) options to purchase 33,751 shares of common stock at an exercise price of $7.4445 per share, which options were granted under the 1987 Plan and expire in September 2003, (iv) options to purchase 7,500 shares of common stock at an exercise price of $4.3750 per share, which options were granted under the 1996 Plan and expire in April 2007, (v) options to purchase 37,500 shares of common stock at an exercise price of $5.8750 per share, which options were granted under the 1996 Plan and expire in March 2008, and
       (vi) options to purchase 6,250 shares of common stock at an exercise price of $4.5000 per share, which options were granted under the 1996 Plan and expire in August 2008. All of these options are presently exercisable. Does not include (i) options issued under the 1996 Plan to purchase 26,250 shares, which are not exercisable within 60 days of July 30, 1999, or (ii) 5,724 shares held in the Individual Retirement Account of Mr. Callaghan's wife, as to all of such shares Mr. Callaghan disclaims beneficial ownership.

(10) Includes for Mr. Dammeyer options to purchase 5,000 shares of common stock at an exercise price of $5.8750 per share, which options were granted under the 1996 Plan and expire in March 2008.

(11) Includes for Mr. Ficalora (i) options to purchase 15,750 shares of common stock at an exercise price of $7.4445 per share, which options were granted under the 1987 Plan and expire in September 2003, (ii) options to purchase 3,000 shares of common stock at an exercise price of $4.3750 per share, which options were granted under the 1996 Plan and expire in April 2007, (iii) options to purchase 10,000 shares of common stock at an exercise price of $5.8750 per share, which options were granted under the 1996 Plan and expire in March 2008, and (iv) options to purchase 3,750 shares of common stock at an exercise price of $4.5000 per share, which options were granted under the 1996 Plan and expire in August 2008. All of these options are presently exercisable. Does not include (i) options to purchase 14,250 shares, which were granted under the 1996 Plan and are not exercisable within 60 days of July 30, 1999, (ii) 6,075 shares held by Mrs. Ficalora, and (iii) 1,350 shares held by Mr. Ficalora's child, as to all of which shares Mr. Ficalora disclaims beneficial ownership.

(12)   Includes for Mr. Gardner (i) 294,401 shares beneficially owned by Herbert
       M. Gardner, (ii) options to purchase 7,500 shares of common stock at an exercise price of $15.00 per share, which options were granted under the 1987 Plan and expire in March 2004, (iii) options to purchase 5,000 shares of common stock at an exercise price of $12.25 per share, which options were granted under the 1987 Plan and expire in March 2005, (iv) options to purchase 5,000 shares of common stock at an exercise price of $7.875 per share, which options were granted under the 1996 Plan and expire in March 2006, (v) options to purchase 5,500 shares of common stock at an exercise price of $4.3750 per share, which options were granted under the 1996 Plan and expire in June 2007, and (vi) options to purchase 6,000 shares of common stock at an exercise price of $5.8750 per share, which options were granted under the 1996 Plan and expire in March 2008. All of these options are presently exercisable. Does not include 3,834 shares held by Mr. Gardner's wife individually or as custodian for their children, as to all of which shares Mr. Gardner disclaims beneficial ownership.

(13) Includes for Mr. Lerch (i) options to purchase 10,000 shares of common stock at an exercise price of $5.25 per share, which options were granted under the 1996 Plan and expire in February 2007, (ii) options to purchase 5,000 shares of common stock at an exercise price of $4.3750 per share, which options were granted under the 1996 Plan and expire in April 2007, and (iii) options to purchase 6,250 shares of common stock at an exercise price of $4.5000 per share, which options were granted under the 1996 Plan and expire in

       August 2008. Does not include options which were granted under the 1996 Plan to purchase 33,750 shares, which are not exercisable within 60 days of July 30, 1999.

(14) Includes for Mr. Wiedemann (i) 1,000 shares beneficially owned by Mr. Wiedemann and (ii) options to purchase 25,000 shares of common stock at an exercise price of $5.8750 per share, which options were granted under the 1996 Plan and expire in March 2008.

(15) Includes for Mr. Wunderman (i) 25,000 shares beneficially owned by Mr. Wunderman and (ii) options to purchase 50,000 shares of common stock at an exercise price of $5.8570 per share, which options were granted under the 1996 Plan and expire in March 2008.


            INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Director Relationships

       Mr. Dammeyer is the Managing Partner of Equity Group, affiliates of which are principal stockholders. Affiliates of Equity Group have provided us with the $10 million subordinated loan and entered into the standby purchase agreement. Messrs. Dammeyer and Handy are Equity Group's nominees to Transmedia's Board of Directors. See "Background."

The GAMI Loan

       During the third quarter of Transmedia's 1999 fiscal year, we entered into a subordinated loan agreement with GAMI, an affiliate of our largest stockholder, providing us with $10 million of interim financing. To finance the acquisition of Dining A La Card, we drew down the entire principal amount available under this loan on June 30, 1999, the net proceeds of which, after payment of a $500,000 reimbursable loan fee to GAMI and a $386,000 transaction advisory fee to Equity Group, were approximately $9.1 million. See "Background --Introduction." As at July 30, 1999, $10.0 million remained outstanding under this loan. The loan accrues interest at the annual prime rate (as announced from time to time by The Chase Manhattan Bank) plus 4% and is payable upon the closing of the rights offering or December 30, 1999, whichever is earlier.

Standby Purchase Agreement

       Samstock has agreed to act as a standby purchaser to ensure the sale, at the subscription price, of all of the Series A preferred shares offered under the rights offering. In consideration of Samstock's standby purchase commitment and the provision of the GAMI loan described above, and subject to stockholder approval of Proposals 1 and 2, Transmedia will issue to Samstock a non-transferable warrant to purchase 1,000,000 shares of our common stock. The warrant will be exercisable over a five-year period at an exercise price equal to the average of the closing price of the common stock during the 20 consecutive trading days preceding the closing of the rights offering. See "Background --Standby Commitment" and "--Increase in Samstock's Interest in Transmedia."

                             INDEPENDENT ACCOUNTANTS

       KPMG LLP audited Transmedia's financial statements for the fiscal year ended September 30, 1998 and will audit Transmedia's financial statements for the fiscal year ending September 30, 1999.

       A representative of KPMG LLP is expected to be present at the Special Meeting and will be afforded an opportunity to make a statement if he or she desires and respond to appropriate questions.


                                 OTHER BUSINESS

       It is not intended to bring before the Special Meeting any matters except those proposed herein. Management is not aware at this time of any other matters that are to be presented for action. If, however, any other matters properly come before the meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.


                            PROPOSALS OF STOCKHOLDERS

       Proposals, if any, of our stockholders that are intended to be presented by such stockholders at our Annual Meeting of Stockholders in 2000 (the "Annual Meeting") must be received by the Secretary of the Company no later than October 14, 1999 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to the Annual Meeting. Rule 14a-8 "Shareholder Proposals" of the General Rules and Regulations under the Securities Exchange Act of 1934 addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Any proposals submitted outside the processes of Rule 14a-8 must be received by December 27, 1999, to be considered for presentation at the Annual Meeting. All proposals must be mailed to the Company's principal executive offices at 11900 Biscayne Boulevard, Miami, Florida 33181, Attention: Secretary.


                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public on the SEC web site at http://www.sec.gov.

       The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered a part of this proxy statement. We incorporate by reference the following documents, which contain important about us and our finances:

     (1)  Annual Report on Form 10-K for the fiscal year ended September 30,
          1998;

     (2) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999;

     (3)  Current Reports on Form 8-K, filed on April 1, 1999 and July 14, 1999.

       You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Transmedia Network Inc.
                  11900 Biscayne Boulevard
                  Miami, FL  33181
                  Attn.:  Mr. Stephen E. Lerch
                           Executive Vice President and Chief Financial Officer
                  Tel:  (305) 892-3306

                                            By Order of the Board of Directors,


                                            KATHRYN M. FERARA
                                            Secretary

Miami, Florida
________ ___, 1999

                                                                       EXHIBIT A
                                                                       ---------

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             TRANSMEDIA NETWORK INC.

Gene M. Henderson and Kathryn M. Ferara certify that:

       1. They are the President and Chief Executive Officer, and Secretary, respectively, of Transmedia Network Inc., a Delaware corporation (the "Corporation").

       2. Paragraph 1 of Article 4 of the Certificate of Incorporation of the Corporation now reads:

                  "The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shares shall be shares of Common Stock (hereinafter called "Common Stock"), with a par value of two cents ($.02) per share, and one million (1,000,000) shares shall be shares of Preferred Stock (hereinafter called "Preferred Stock"), with a par value of ten cents ($.10) per share."

                  is amended to read as follows:

                  "The total number of shares of capital stock which the Corporation shall have authority to issue is ninety million (90,000,000), of which seventy million (70,000,000) shares shall be shares of Common Stock (hereinafter called "Common Stock"), with a par value of two cents ($.02) per share, and twenty million (20,000,000) shares shall be shares of Preferred Stock (hereinafter called "Preferred Stock"), with a par value of ten cents ($.10) per share."

       3. The foregoing Certificate of Amendment of the Certificate of Incorporation has been duly approved by the Board of Directors.

       IN WITNESS WHEREOF, this Certificate of Amendment, which amends Paragraph 1 of Article 4 of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized Officer the ____ day of ___________, 1999.

                                         TRANSMEDIA NETWORK INC.


[Corporate Seal]
                                         ---------------------------------------
                                         Name:    Gene M. Henderson
                                         Title:   President and Chief Executive
                                                    Officer

ATTEST:

--------------------------
Name:  Kathryn M. Ferara
Title:    Secretary

                             TRANSMEDIA NETWORK INC.

           Proxy for SPECIAL MEETING of Stockholders _______ __, 1999

The undersigned hereby appoints Gene M. Henderson and Stephen E. Lerch as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of Transmedia Network Inc. (the "Company"), held of record by the undersigned on _______ __, 1999, at the SPECIAL MEETING of Stockholders (the "SPECIAL MEETING"), to be held on _______ __, 1999 or any postponement or adjournment thereof.

1. To approve an amendment to the Company's Certificate of Incorporation, as amended to date, to increase the number of shares of common stock, par value $0.02 per share, which the Company is authorized to issue from 20,000,000 shares to 70,000,000 shares and to increase the number of shares of preferred stock, par value $0.10 per share, which the Company is authorized to issue from 1,000,000 shares to 20,000,000 shares.

FOR [       ]      AGAINST [       ]    ABSTAIN [       ]

2. To approve the issuance of non-transferable warrants to purchase 1,000,000 shares of our common stock, at an exercise price per share equal to the average closing price per share of the common stock for the 20 trading days preceding the closing of a rights offering, to Samstock, L.L.C..

FOR [       ]      AGAINST [       ]    ABSTAIN [       ]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AND FOR THE APPROVAL OF THE ISSUANCE OF THE WARRANTS. ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED.

PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE(S):___________________________________  DATE: ___________, 1999

             -----------------------------------

             -----------------------------------
             Title of Authority

Note: Please sign exactly as name or names appear(s) on stock certificate. If stock is held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officers. If a partnership, please sign in partnership name by authorized person.


                                       29